Exhibit 99.4

Home System Appoints Three Independent Directors and Establishes Corporate Advisory Committees

Recent Developments Strengthen Home System Group’s
Corporate Governance Initiatives

NEW YORK & GUANGDONG, China -- Home System Group (OTCBB: HSYT; "Home System" or the "Company"), an international manufacturer and distributor of a variety of household appliances sold to large retailers, today announced the appointment of three experienced professionals to its board of directors: i) Huafeng Chen, ii) Yidong Xiao, and iii) Yiming Zhu. The board also established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee.

The three new independent directors represent various disciplines in the fields of management and accounting.  Together the recently appointed board members possess approximately 50 years of combined business experience.

“With these appointments, we have added focused and experienced members to our Board, who are professionals and have a deep understanding of finance and the intricacies of Chinese operating companies,” said Mr. Lei Yu, Home System Group’s Chief Executive Officer.  “Our continued efforts to add qualified independent directors will assist us in improving our internal controls and disclosures while helping Home System meet the requirements for uplisting to a major US exchange.”

Mr. Huafeng Chen is currently the director of the Internal Control department at China Nepstar Chain Drugstore Ltd., which is a US listed public company (NYSE: NPD).  Mr. Chen is a Chinese Certified Accountant-Medium Level, graduating from Hunan University with a degree in Accounting in July 1997.  Previously, Mr. Chen was the director of Internal Control department and also the financial manager in the accounting department of China Resources Vanguard Co., Ltd, where he directed its internal control system and financial system management.

Mr. Yidong Xiao, currently a director of the audit department in Shenzhen Yuanfeng Co., Ltd., a public accounting firm, is a Chinese Certified Public Accountant and Certified Tax Agent.  He graduated from Hunan University with a degree in Accounting in July 1996.  Mr. Xiao also worked at the accounting departments of various industrial and manufacturing companies in China, including: Guangzhou Xinda Industrial Co., Ltd., and Hunan Hengyang Secondary Construction Engineering Company Limited.

Mr. Yiming Zhu is a Chinese Certified Accountant-Senior Level.  He graduated from Hangzhou Dianzi University with a degree in Economics in July, 1986 and in 1996, he received a Master degree in Construction Management.  Since 1988, he has been working in China Electronic Corporation (“CEC”), the largest state-owned information technology company in China, with over 60 subsidiaries all over the world.  In September 2008, he was appointed to be the President of Amoi Electronics Co., Ltd., one of the CEC’s subsidiaries, where he provides executive leadership for the company’s strategy and operations with full income responsibility.  Previously, Mr. Zhu was Vice President of Panda Electronics Group Co., Ltd, another subsidiary of CEC, where he oversaw the company accounting department and streamlined the accounting and billing activities, improving efficiency and profitability.

About Home System Group

Home System Group is primarily engaged in the production of a variety of household appliances, including stainless steel gas grills and ovens, gas and electric heaters, ceiling and table fans, decorative lamps, LEDs and energy-saving lamps. Its products are sold through distributors and direct to retailers located in America, Europe, Australia, Africa, Southeast Asia and China. For more information, please visit: http://www.homesystemgroup.com.

FORWARD-LOOKING STATEMENTS: This release contains "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause Home System Group’s actual results to differ materially from those currently anticipated, including the risk factors identified in Home System Group’s filings with the Securities and Exchange Commission.

Contact:

Home System Group
Eva Wang, 347-624-5699
vp@homesystemgroup.com